Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of AEI CapForce II Investment Corp. on Amendment No. 5 to Form S-1 (File No. 333-259362) of our report dated October 19, 2022 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of AEI CapForce II Investment Corp. as of June 30, 2022 and for the period from July 8, 2021 (inception) through June 30, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Hartford, CT

April 24, 2023